Exhibit 10.1

Silicon Valley Bank

Extension Agreement

Borrower: eGain Communications Corporation

Date: January 27, 2006

This Extension Agreement is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated October 29, 2004 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. Extension—Revolving Line. The words “January 27, 2006”, set forth in Section 4 of the Schedule are hereby amended to read “July 28, 2006”.

2. Extension—Equipment Draw Period. The sentence in Section 2.1.6(a) of the Loan Agreement, which presently reads as follows:

“Through January 27, 2006 (the “Equipment Availability End Date”), Bank will make advances (“Equipment Advance” and, collectively, “Equipment Advances”) not exceeding $250,000, plus the unpaid principal balance of the Equipment Advances outstanding at October 20, 2005.”

is amended to read as follows:

“Through July 28, 2006 (the “Equipment Availability End Date”), Bank will make advances (“Equipment Advance” and, collectively, “Equipment Advances”) not exceeding $124,165, plus the unpaid principal balance of the Equipment Advances outstanding at January 25, 2006.”

3. Eligible Accounts. Subsection (k) of the definition of “Eligible Accounts” in Section 13.1 of the Loan Agreement, which presently reads “Accounts arising from hosting, maintenance or support services, except for hosting services that have been fully delivered;” is hereby deleted from the Loan Agreement. Said subsection (k) is duplicative of subsection (1), and no substantive change is intended by this modification.

4. Fee. In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $6,250 relating to the extension in Section 1 above, and a fee of $1,242 relating to the amendment in Section 2 above, which fees shall be

Silicon Valley Bank	Amendment to Loan Agreement

non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fees to Borrower’s loan account or any of Borrower’s deposit accounts.

5. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

6. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

EGAIN COMMUNICATIONS CORPORATION		SILICON VALLEY BANK

By	/s/ Eric Smit	By	/s/ Samuel Thompson
	President or Vice President	Title	Relationship Manager

By	/s/ Eric Smit
Secretary or Ass’t Secretary